Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Place of Incorporation
Subsidiaries
Cathay Industrial Biotech (Hong Kong) Limited	Hong Kong
Cathay Industrial Biotech (UK) Limited	United Kingdom
Shanghai Cathay Industrial Biotechnology Co., Ltd.	PRC
Shandong Cathay Biotechnology Co., Ltd.	PRC
Shandong Cathay Industrial Biotechnology Co., Ltd.	PRC
Shanghai Cathay Biotechnology R&D Co., Ltd.	PRC
Jilin Cathay Industrial Biotechnology Co., Ltd.	PRC
Yili Cathay Biotechnology Co., Ltd.	PRC

Affiliate
Degussa Cathay Biotechnology Co., Ltd.	PRC